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                                                                    Exhibit 6

November 11, 1996


MONY life Insurance Company of America
1740 Broadway
New York, NY 10019

Gentlemen:

In my capacity as Vice President of MONY Life Insurance Company of America, I have provided actuarial advice concerning:

<Bullet> The preparation of the registration statement on Form S-6 (Registration
         Numbers 333-06071 and 811-4235) filed by MONY Life Insurance Company of America with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 with respect to the variable universal life insurance policy (the "Registration Statement"); and

<Bullet> The preparation of the policy forms for the variable universal life insurance policy described in the registration statement (the
         "Policy").

It is my professional opinion that:

1. The total dollar amount of sales load under the policy is no higher than would be permitted by Rule 6e-3(T)(b)(13)(i)(A) under the Investment Company Act of 1940.

2. The total sales load applicable to the original Death Benefit and the total sales load applicable to any coverage increases in the Death Benefit on premiums received within two years of issue or increases will never exceed the sum of the following:

   a. 30% of the first guideline annual premium as defined in Rule 6e-3(T) paragraph (a)(8)(1)

   b. 10% of the second guideline annual premiums

   c. 8% of any premium in excess of the first two guideline annual premiums.

   Therefore, a refund of excess sales load will never be necessary.

3. The illustrations of death benefits, fund value, cash surrender value and total premiums paid plus interest at 5% shown in Appendix G of the prospectus, based on the assumptions stated in the illustration, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship
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   between premiums and benefits, as shown in the illustrations included appear to be correspondingly more favorable to prospective buyers at other combinations of ages, sex of the insured, underwriting method, death benefit option and amount, definition of life insurance test, risk class and premium amounts. Insureds in other premium classes may have higher cost of insurance charges.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the use of my name under the heading "Experts" in the Prospectus.

Sincerely,



Evelyn Peos, FSA
Vice President

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